Exhibit 99.1

For Immediate Release

Contact:	VAN A. DUKEMAN, President/CEO
Main Street Trust, Inc.
P. O. Box 4028
Champaign, IL 61824-4028
Phone: 217.351.6568
FAX: 217.351.6651

MAIN STREET TRUST, INC. ANNOUNCES INCREASE

IN QUARTERLY DIVIDEND

Champaign, Ill.  December 16, 2004/PRNewswire/ — Van A. Dukeman, President and CEO of Main Street Trust, Inc. (OTC Bulletin Board:  MSTI), announced that the Company’s Board of Directors approved a cash dividend of $0.22 per share, an approximate five percent (5%) increase over the prior period cash dividend.  The dividend will be paid on January 28, 2005 to all shareholders of record as of January 14, 2005. Including this dividend, the Company has declared a total of $0.85 per share in cash dividends for 2004.

Main Street is a publicly traded company with banking assets of approximately $1.22 billion and wealth management assets of approximately $1.65 billion.  It operates community-banking locations in Champaign, Decatur, Mahomet, Mt. Zion, Peoria, Shelbyville, and Urbana.  Currently, Main Street operates 18 banking centers and a network of 75 ATM’s.  Additionally, Main Street is the parent company of FirsTech, a telecommunications bill processing company.

On November 8, 2004 Main Street Trust announced its plans to acquire Citizens First Financial Corp.  Main Street Trust will be filing a registration statement on Form S-4 and other relevant documents in connection with its merger with Citizens First Financial Corp., including a proxy statement for use in connection with a special meeting of Citizens stockholders that will be held to approve the merger, with the Securities and Exchange Commission.  CITIZENS STOCKHOLDERS ARE URGED TO READ THESE IMPORTANT MATERIALS AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY BEFORE MAKING ANY DECISION CONCERNING THE MERGER.  These documents will also be available free of charge at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by Main Street will be available free of charge from its Corporate Secretary at 100 W. University, Champaign, Illinois 61824-4028, telephone 217-351-6500 and documents filed with the SEC by Citizens will be available free of charge from its Corporate Secretary at 2101 North Veterans Parkway, Bloomington, Illinois 61704, telephone 309-661-8700.

100 W. University Avenue, P. O. Box 4028, Champaign, IL 61824-4028